Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage -Vice President, Corp. Communications	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Reports Record First Quarter Sales, Net Income, Earnings Per Diluted Share and Cash Flow from Operations

CLEVELAND, October 18, 2007 — Parker Hannifin (NYSE: PH), the world leader in motion and control technologies, today reported record first quarter sales, net income, earnings per diluted share and cash flow from operations.

For the first quarter of fiscal year 2008, sales were $2.8 billion, an increase of 9.2 percent from $2.6 billion in the same quarter a year ago. Net income increased 9.0 percent to $229.6 million from $210.6 million in the same quarter a year ago. Taking into account the effect of the 3-shares-for-2 stock split completed on October 1, 2007, earnings per diluted share increased 13.7 percent to $1.33 as compared to $1.17 in the same quarter a year ago. Cash flow from operations was $268.9 million, or 9.6 percent of sales.

“Having eclipsed the $10 billion mark in annual sales last year, our employees are continuing to drive Parker forward,” said Chairman, CEO and President Don Washkewicz. “Our record performance in the first quarter of fiscal year 2008 is the result of our entire team remaining focused on Parker’s Win Strategy.”

“Because of the growing global demand for Parker technologies, our business continues to expand at a healthy rate and in a balanced way,” Washkewicz continued. “Of our total 9.2 percent sales growth this quarter, 3.3 percent was organic, 2.4 percent was the result of strategic acquisitions, and the remainder was from the effects of foreign currency exchange rates. Once again, our Industrial International segment delivered particularly strong results as revenues and operating income grew by approximately 25 percent and 44 percent, respectively. The Industrial International segment’s operating margin reached an all-time high of 16.7 percent, which also pushed the combined margin of the Industrial North America and International segments to a record high of 16.1 percent. It is clear that the globalization of our business over the past decade is now helping to put us in a better position to maintain consistent performance through the ups and downs of regional business cycles.”

“Our shareholders received additional good news recently as our Board authorized a $500 million accelerated share repurchase plan which resulted in the repurchase of approximately 6.5 million shares in the quarter. The accelerated repurchase activity will be concluded in the second quarter this fiscal year. The Board also authorized a 21.2 percent increase in our quarterly cash dividend, and a 3-shares-for-2 stock split,” added Washkewicz. “In addition, we used our record cash flows to reinvest in the company, making two strategic acquisitions during the quarter in our sealing and fluid and gas handling businesses.”

Segment Results

In the Industrial North America segment, first-quarter sales increased 0.5 percent to $1.0 billion, and operating income increased 1.3 percent to $155.2 million, as compared to the same period a year ago.

In the Industrial International segment, first-quarter sales increased 25.4 percent to $1.1 billion, and operating income increased 43.8 percent to $183.4 million, as compared to the same period a year ago.

In the Aerospace segment, first-quarter sales increased 6.2 percent to $427.3 million, and operating income decreased 16.3 percent to $57.4 million, as compared to the same period a year ago.

In the Climate & Industrial Controls segment, first-quarter sales decreased 6.5 percent to $253.3 million, and operating income decreased 49.7 percent to $15.5 million, as compared to the same period a year ago.

Orders

In addition to financial results, Parker also reported an increase of 7 percent in total orders for the quarter ending September 30 compared to the same quarter a year ago. Parker reported the following orders by operating segment:

•	Orders remained flat in the Industrial North America segment versus the same quarter a year ago.

•	Orders increased 19 percent in the Industrial International segment versus the same quarter a year ago.

•	Orders increased 12 percent in the Aerospace segment on a rolling 12 month average basis.

•	Orders decreased 13 percent in the Climate and Industrial Controls segment versus the same quarter a year ago.

Outlook

For fiscal year 2008, the company increased its guidance for earnings, on a post stock split basis, to the range of $5.05 to $5.35 per diluted share. Previous guidance for earnings was $4.80 to $5.07 per diluted share on a post stock split basis, or $7.20 to $7.60 per diluted share on a pre stock split basis.

“We have had a strong start to our 2008 fiscal year,” added Washkewicz. “Going forward, we will continue to remain focused on serving our customers, achieving our financial goals, and profitably growing our business.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal first-quarter results is available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, http://www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $10 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 57,000 people in

43 countries around the world. Parker has increased its annual dividends paid to shareholders for 51 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information site at http://www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The Total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders in the Aerospace segment.

Forward-Looking Statements:

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments or significant changes in financial condition; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2007

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended September 30,
(Dollars in thousands except per share amounts)	2007	2006
Net sales	$2,787,256	$2,551,573
Cost of sales	2,122,297	1,947,358

Gross profit	664,959	604,215
Selling, general and administrative expenses	324,961	292,010
Interest expense	22,421	17,172
Other (income), net	(165)	(6,626)

Income before income taxes	317,742	301,659
Income taxes	88,145	91,075

Net income	$229,597	$210,584

Earnings per share:
Basic earnings per share	$1.35	$1.18

Diluted earnings per share	$1.33	$1.17

Average shares outstanding during period - Basic	169,782,809	178,010,298
Average shares outstanding during period - Diluted	173,221,491	180,603,479

Cash dividends per common share	$.21	$.173

BUSINESS SEGMENT INFORMATION BY INDUSTRY

(Unaudited)

	Three Months Ended September 30,
(Dollars in thousands)	2007	2006
Net sales
Industrial:
North America	$1,005,828	$1,000,765
International	1,100,888	877,704
Aerospace	427,290	402,358
Climate & Industrial Controls	253,250	270,746

Total	$2,787,256	$2,551,573

Segment operating income
Industrial:
North America	$155,182	$153,138
International	183,433	127,531
Aerospace	57,436	68,625
Climate & Industrial Controls	15,506	30,824

Total segment operating income	$411,557	$380,118
Corporate general and administrative expenses	45,309	36,670

Income from operations before interest expense and other	366,248	343,448
Interest expense	22,421	17,172
Other expense	26,085	24,617

Income before income taxes	$317,742	$301,659

CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30,
(Dollars in thousands)	2007	2006
Assets
Current assets:
Cash and cash equivalents	$187,917	$175,854
Accounts receivable, net	1,784,784	1,569,479
Inventories	1,353,774	1,250,827
Prepaid expenses	69,148	60,656
Deferred income taxes	128,801	132,012

Total current assets	3,524,424	3,188,828
Plant and equipment, net	1,762,165	1,680,837
Goodwill	2,319,803	2,036,332
Intangible assets, net	610,411	460,549
Other assets	476,190	957,937

Total assets	$8,692,993	$8,324,483

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$580,542	$269,077
Accounts payable	779,274	724,352
Accrued liabilities	703,136	619,973
Accrued domestic and foreign taxes	181,987	194,084

Total current liabilities	2,244,939	1,807,486
Long-term debt	1,117,677	1,046,463
Pensions and other postretirement benefits	369,606	818,573
Deferred income taxes	113,192	127,529
Other liabilities	301,451	254,365
Shareholders’ equity	4,546,128	4,270,067

Total liabilities and shareholders’ equity	$8,692,993	$8,324,483

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Months Ended September 30,
(Dollars in thousands)	2007	2006
Cash flows from operating activities:
Net income	$229,597	$210,584
Depreciation and amortization	76,176	74,240
Stock-based compensation	23,554	19,382
Net change in receivables, inventories, and trade payables	(79,612)	(84,157)
Net change in other assets and liabilities	26,815	(91,235)
Other, net	(7,629)	(14,314)

Net cash provided by operating activities	268,901	114,500

Cash flows from investing activities:
Acquisitions (net of cash of $177 in 2007 and $1,666 in 2006)	(33,551)	(32,680)
Capital expenditures	(56,484)	(58,489)
Proceeds from sale of plant and equipment	1,544	9,068
Other, net	(8,188)	(6,236)

Net cash (used in) investing activities	(96,679)	(88,337)

Cash flows from financing activities:
Net (payments for) common share activity	(496,042)	(173,713)
Net proceeds from debt	374,021	186,930
Dividends	(36,544)	(31,037)

Net cash (used in) financing activities	(158,565)	(17,820)

Effect of exchange rate changes on cash	1,554	(4,042)

Net increase in cash and cash equivalents	15,211	4,301
Cash and cash equivalents at beginning of period	172,706	171,553

Cash and cash equivalents at end of period	$187,917	$175,854